Sub-Item 77C Exhibit 3

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

-GENERAL GOVERNMENT SECURITIES MONEY MARKET FUND (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Reconvened Special Meeting of Shareholders of the General Government Securities Money Market Funds, Inc.-General Government Securities Money Market Fund was held on April 19, 2010. Out of a total of 1,753,678,390.250 shares (“Shares”) entitled to vote at the meeting, a total of 661,578,529.400 were represented at the Meeting, in person or by proxy.  The meeting was adjourned to June 9, 2010, the proposals not having received the required vote of the holders for approval.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve amending the	569,075,391.810	65,573,961.620	26,929,175.970
Fund’s policy regarding borrowing
		Shares

	For	Against	Abstain

2. To approve amending the	566,617,540.910	68,091,135.620	26,869,852.870
Fund’s policy regarding lending
		Shares

	For	Against	Abstain

3. To permit investment in	557,698,913.260	76,271,997.570	27,607,618.570
other investment companies